Exhibit 99.1

news release

Renee Johansen

Anita Bialkowska

(212) 282-5320

AVON REPORTS SECOND-QUARTER TOTAL REVENUE UP 17%;

Beauty Sales Grew 19%; Active Representatives Up 7%;

Earnings per Share Up 112% to $.55

Second-Quarter Operating Margin at 13.7%;

Company Reiterates Full-Year 2008 Operating Margin Guidance

NEW YORK, N.Y., July 30, 2008 — Avon Products, Inc. (NYSE:AVP) today reported that second-quarter 2008 total revenue grew 17% year over year (9% in local currency) to $2.7 billion. Sales of Beauty products rose 19%. Active Representatives increased 7%, and units sold were up 5% versus the prior-year quarter. All six operating regions contributed to the growth in each of these measures.

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Operating profit doubled, to $374 million from $187 million, and the company’s operating margin rose to 13.7% from 8.0% in the year-ago quarter. Net income in the second quarter 2008 was $236 million compared with $113 million in the year-ago quarter. Earnings per share were $.55 versus $.26 per share in the prior-year quarter, or 112% higher.

Andrea Jung, chairman and CEO, commented, “The second quarter performance is the best that we have delivered since launching our turnaround in late 2005. Both top-line and bottom-line growth rates are among the strongest of the last two years. We achieved these results on the strength of our well-balanced geographic portfolio and the momentum of our turnaround plan.

“Our results this quarter contributed strongly to a six-month operating margin of 12.8%. With this solid year-to-date performance and the timing of our expected 2008 savings and benefits from strategic initiatives weighted to the second half of the year, we are well on our way to achieving our 2008 operating margin target. That target is to deliver a full-year 2008 operating margin that approaches 2005’s level of approximately 14%.

“Like our peers, we are experiencing input cost pressures in the current business environment. The savings and benefits from our strategic initiatives, our ongoing ability to capture strategic price increases, and the leverage from our revenue growth are helping to offset these cost pressures,” Ms. Jung concluded.

The company’s 19% growth in Beauty sales included increases in all categories: Color was up 26%, Fragrance grew 17%, Skin Care increased 15% and Personal Care rose 17%.

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Beauty sales benefited in part from a year-over-year 10% increase in advertising expense, to $103 million. Advertising supported the launch of new products, such as Pro-to-Go Lipstick and Anew Ultimate Eye Contouring System as well as Representative recruitment advertising in priority markets. Additionally, 2008’s second quarter included an incremental $16 million of costs for initiatives to improve the Representative Value Proposition (RVP).

Second-quarter 2008 operating profit included costs associated with the company’s restructuring program of $13 million ($.02 per share after tax), versus costs of $82 million ($.14 per share after tax) related to the company’s Product Line Simplification (PLS) ($61 million) and restructuring programs ($21 million) in the prior-year period.

Avon reiterated that it expects to achieve annualized savings of approximately $430 million once all initiatives of its multi-year restructuring program, launched in late 2005, are fully implemented by 2011 - 2012. Those savings are expected to reach $270 million in 2008 and $300 million in 2009. The company anticipates costs to implement all restructuring initiatives from inception to completion to be approximately $530 million. Approximately $482 million of those costs were recorded through the second quarter of 2008. Additionally, Avon reiterated that it expects to achieve, beginning in 2010, in excess of $200 million annual benefits each from its PLS program and Strategic Sourcing Initiative for a total in excess of $400 million from these two programs and over $830 million annually from all initiatives when fully implemented.

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The quarter’s effective tax rate of 31.2% compared with 2007’s rate of 32.3%.

At quarter end, Avon’s total debt had increased $167 million from the year-end level, and cash had decreased $3 million. Net cash provided by operating activities was $172 million through six months of 2008 compared with $1 million of cash used by operating activities in the same period of 2007. This favorable comparison was due in large part to lower contributions to retirement-related plans and higher net income. Looking forward, the company said that it continues to expect full-year 2008 cash flow from operating activities to be substantially higher than that of full-year 2007.

Second-Quarter Regional Highlights

On continued strong performances in all markets, Latin America’s second-quarter revenue rose 27% year over year (15% in local currency) to over $1 billion in the quarter for the first time. Avon said that revenue increased over 30% in Brazil, nearly 50% in Venezuela, over 20% in Colombia and 12% in Mexico. The region’s Active Representatives increased 4%, and units sold were up 3%. Operating profit grew 65% versus the 2007 quarter, primarily due to higher revenue. Latin America’s second-quarter operating margin was 18.6%.

The North America region reported a second-quarter revenue increase of 2% (1% in local currency) over the prior year. Both Active Representatives and units sold increased 5% from prior-year levels. Sales of Beauty products were 7% higher, with increases in all categories. Sales of Non-Beauty products declined 4%. Operating profit was 81% above that of the 2007 quarter, primarily due to lower obsolescence and overhead expenses. The region’s operating margin was 11.9%.

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In Central & Eastern Europe, second-quarter revenue rose 30% (15% in local currency). Revenue grew in excess of 30% in Russia as well as in other key markets in the region. The region’s Active Representatives were up 20%, benefiting again from additional ordering opportunities through more frequent brochure distribution versus the year-ago period. Units sold increased 13%. Operating profit grew 100% year over year, reflecting lower obsolescence expense and higher revenue somewhat offset by higher RVP and advertising expense. Second-quarter operating margin was 21.2%.

The Western Europe, Middle East & Africa region achieved revenue growth of 14% (8% in local currency). Strong revenue growth continued in both the Turkey and U.K. markets, with revenue up nearly 20% and 6%, respectively. Year over year, the region’s Active Representatives rose 4% and units sold increased 3%. Operating profit was 176% higher versus the 2007 quarter due to higher revenue and lower obsolescence and overhead expense. The region’s second-quarter operating margin was 11.8%.

Asia-Pacific revenue increased 12% (1% in local currency), with the Philippines contributing revenue growth of over 20%. The region’s Active Representatives rose 4% year over year, while units sold increased 2% compared with the prior year. Operating profit was up 70% year over year, primarily as a result of lower obsolescence and overhead expenses. The region’s operating margin was 12.1%.

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Revenue in China grew 20% (8% in local currency), Active Representatives were up 36% and units sold were 16% higher in the second quarter. The region reported an operating loss of $8 million versus a loss of $2 million in the 2007 period, primarily due to substantially higher advertising spending and somewhat lower gross margin resulting from unfavorable product mix. The region’s second-quarter operating margin was (10.2)%.

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 52518044). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of two weeks.

Avon, the company for women, is a leading global beauty company, with over $10 billion in annual revenue. As the world's largest direct seller, Avon markets to women in more than 100 countries through over 5.5 million independent Avon Sales Representatives. Avon's product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Advance Techniques, Avon Naturals, and Mark. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT

UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of and realize the operating margins and projected benefits (in the amounts and time schedules we expect) from our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification program, sales and operation planning process, strategic sourcing initiative, outsourcing strategies, zero-overhead-growth philosophy, cash flow from operations and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits (including our projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct selling channel;

•

a general economic downturn or recession in one or more of our geographic regions, such as North America, and the ability of our broad-based geographic portfolio to withstand a downturn in a particular region;

•	the inventory obsolescence and other costs associated with our product line simplification program;

•	our ability to effectively implement initiatives to reduce inventory levels in the time period and in the amounts we expect;

•	our ability to achieve growth objectives or maintain rates of growth, particularly in our largest markets and developing and emerging markets;

•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, and our ability to negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•	the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;

•

our ability to successfully transition our business in China in connection with the resumption of direct selling in that market, our ability to operate using the direct selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•	the impact of substantial currency fluctuations on the results of our foreign operations;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East;

•	the risk of disruption in Central and Eastern Europe associated with a change to a more rapid selling cycle with more frequent brochures;

•

information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

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•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase Representative productivity, to improve Internet-based tools for our Representatives, and to compete with other direct selling organizations to recruit, retain and service Representatives;

•

the impact of the seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•

our ability to continue to help offset higher commodity costs through the savings and benefits from our strategic initiatives, strategic price increases and holding cost growth below our revenue growth;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our ratings and our access to financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended June 30		Percent Change	Six months ended June 30		Percent Change
	2008	2007		2008	2007
Net sales	$2,711.0	$2,306.4	18%	$5,188.9	$4,469.7	16%
Other revenue	25.1	22.4		48.9	44.4

Total revenue	2,736.1	2,328.8	17%	5,237.8	4,514.1	16%

Cost of sales (1)	993.4	921.1		1,917.1	1,753.6
Selling, general and administrative expenses (1)	1,368.8	1,220.8		2,650.6	2,335.8

Operating profit	373.9	186.9	100%	670.1	424.7	58%

Interest expense	26.1	28.1		52.2	54.6
Interest income	(8.6)	(10.3)		(17.8)	(22.6)
Other expense, net	12.0	1.2		12.7	1.8

Total other expenses	29.5	19.0		47.1	33.8

Income before taxes and minority interest	344.4	167.9	105%	623.0	390.9	59%
Income taxes	107.4	54.2		199.8	126.6

Income before minority interest	237.0	113.7		423.2	264.3
Minority interest	(1.4)	(1.0)		(2.9)	(1.6)

Net income	$235.6	$112.7	109%	$420.3	$262.7	60%

Earnings per share:
Basic	$.55	$.26	112%	$.99	$.60	65%

Diluted	$.55	$.26	112%	$.98	$.60	63%

Average shares outstanding:
Basic	426.57	434.85		426.68	437.71
Diluted	430.30	438.45		430.34	441.09

(1)	For the three and six months ended June 30, 2008, costs to implement restructuring initiatives impacted cost of sales by $0.3, and selling, general and administrative expenses by $13.0 and $38.5, respectively. For the three and six months ended June 30, 2007, costs to implement restructuring initiatives impacted cost of sales by $0.0 and $0.7, respectively, and selling, general and administrative expenses by $20.5 and $29.5, respectively.

AVON PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	June 30 2008	Dec 31 2007
Cash, including cash equivalents	$960.3	$963.4
Accounts receivable, net	787.4	840.4
Inventories	1,202.7	1,041.8
Prepaid expenses and other	789.2	669.8

Total current assets	3,739.6	3,515.4

Property, plant and equipment, net	1,377.3	1,278.2
Other assets	958.4	922.6

Total assets	6,075.3	5,716.2

Debt maturing within one year	592.7	929.5
Accounts payable	740.8	800.3
Other current liabilities	1,235.5	1,323.6

Total current liabilities	2,569.0	3,053.4

Long-term debt	1,671.5	1,167.9
Other non-current liabilities	783.8	783.3

Total shareholders’ equity	1,051.0	711.6

Total liabilities and shareholders’ equity	$6,075.3	$5,716.2

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Six Months Ended June 30
	2008	2007
Cash Flows from Operating Activities:
Net income	$420.3	$262.7
Depreciation and amortization	92.7	87.7
Provision for doubtful accounts	95.3	75.0
Provision for obsolescence	28.9	126.5
Share-based compensation	31.1	34.1
Deferred income taxes	3.7	9.2
Other	20.2	16.0

Changes in assets and liabilities:
Accounts receivable	(7.5)	(28.9)
Inventories	(145.2)	(226.8)
Prepaid expenses and other	(101.5)	(40.3)
Accounts payable and accrued liabilities	(231.9)	(152.1)
Income and other taxes	(8.9)	(49.5)
Noncurrent assets and liabilities	(24.8)	(114.5)

Net cash provided (used) by operating activities	172.4	(0.9)

Cash Flows from Investing Activities:
Capital expenditures	(136.0)	(83.7)
Disposal of assets	5.1	7.2
Other investing activities	(0.2)	(18.0)

Net cash used by investing activities	(131.1)	(94.5)

Cash Flows from Financing Activities:
Cash dividends	(177.3)	(165.1)
Total debt, net change	155.8	292.7
Repurchase of common stock	(120.9)	(410.1)
Proceeds from exercise of stock options, net of excess tax benefits	33.6	57.9

Net cash used by financing activities	(108.8)	(224.6)

Effect of exchange rate changes on cash and cash equivalents	64.4	24.5

Net decrease in cash and cash equivalents	$(3.1)	$(295.5)

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

(Unaudited)

(In millions)

THREE MONTHS ENDED 6/30/08

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 2Q07		% var. vs 2Q07	% var. vs 2Q07		2008 percent	% var. vs 2Q07	% var. vs 2Q07
Latin America	$1,010.7	27%	15%	$187.5	65%	18.6%	3%	4%
North America (1)	633.3	2	1	75.2	81	11.9	5	5
Central & Eastern Europe (2)	432.6	30	15	91.6	100	21.2	13	20
Western Europe, Middle East & Africa	354.6	14	8	41.9	176	11.8	3	4
Asia Pacific	227.2	12	1	27.5	70	12.1	2	4
China	77.7	20	8	(7.9)	*	-10.2	16	36
Total from Operations	2,736.1	17	9	415.8	80	15.2	5	7
Global Expenses	—	—	—	(41.9)	4	—	—	—
Consolidated (1) (2)	$2,736.1	17%	9%	$373.9	100%	13.7%	5%	7%

CATEGORY SALES (US$)

	Consolidated
	% var. vs 2Q07
Beauty (cosmetics/fragrances/skin care/toiletries)	$1,960.9	19%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	522.8	16
Beyond Beauty (home products/gift and decorative products)	227.3	9

Net Sales	$2,711.0	18%
Other Revenue	25.1	12

Total Revenue	$2,736.1	17%

SIX MONTHS ENDED 6/30/08

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 1H07		% var. vs 1H07	% var. vs 1H07		2008 percent	% var. vs 1H07	% var. vs 1H07
Latin America	$1,875.0	29%	17%	$308.1	52%	16.4%	6%	9%
North America (1)	1,226.9	-2	-3	139.1	17	11.3	-3	3
Central & Eastern Europe (2)	854.2	23	10	184.7	50	21.6	9	23
Western Europe, Middle East & Africa	671.6	15	8	61.2	112	9.1	3	3
Asia Pacific	444.6	10	-1	50.5	36	11.4	1	4
China	165.5	24	14	5.7	*	3.4	14	65
Total from Operations	5,237.8	16	7	749.3	47	14.3	4	10
Global Expenses	—	—	—	(79.2)	9	—	—	—
Consolidated (1) (2)	$5,237.8	16%	7%	$670.1	58%	12.8%	4%	10%

CATEGORY SALES (US$)

	Consolidated
	% var. vs 1H07
Beauty (cosmetics/fragrances/skin care/toiletries)	$3,740.7	18%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	990.5	13
Beyond Beauty (home products/gift and decorative products)	457.7	10

Net Sales	$5,188.9	16%
Other Revenue	48.9	10

Total Revenue	$5,237.8	16%

*	Calculation not meaningful

(1)	North America Active Representative growth benefited from increased ordering opportunities in Canada as a result of a move from a three-week campaign cycle to a two-week campaign cycle beginning in the second quarter of 2008.

(2)	Central & Eastern Europe Active Representative growth benefited from increased ordering opportunities as a result of a move from a four-week campaign cycle to a three-week campaign cycle in the second half of 2007.